Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-185645) and related Prospectus of Sagent Pharmaceuticals, Inc. (“Sagent”) for the registration of 24,052,223 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2012, with respect to the financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd., included in Sagent’s Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, People’s Republic of China

January 24, 2013